Exhibit 107

CALCULATION OF FILING FEE

Form S-8

(Form type)

NIKE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class B Common Stock, no par value per share, reserved for the issuance pursuant to the NIKE, Inc. Employee Stock Purchase Plan	Other	11,000,000	$107.92(2)	$1,187,120,000.00	0.0001102	$130,820.62

Total Offering Amounts					$1,187,120,000.00		$130,820.62

Total Fee Offsets							—

Net Fee Due							$130,820.62

(1)

Pursuant to Rule 416 under the Securities Act, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class B Common Stock that may become issuable under the NIKE, Inc. Employee Stock Purchase Plan by NIKE, Inc., an Oregon corporation (the “Registrant”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class B Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of Class B Common Stock as reported on the New York Stock Exchange on July 14, 2023.